Exhibit 1.11.2

                                  Code of Ethics for the
                                   Equity Investor Fund

A.    Introduction

      This Code of Ethics ("Code") has been prepared for the Equity Investor Fund, (the "UIT"), as required by Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). A unit investment trust, by its nature, does not have any directors, officers or employees. This Code therefore applies by reference to individuals associated with each of the UIT's sponsors (each, a "Sponsor"). The Code establishes the minimum standards to which each Sponsor's directors, officers and employees must abide. It is the responsibility of each Sponsor to
(1) approve this Code and (2) adopt its own code of ethics incorporating these minimum standards, as well as any other provisions necessary, taking into consideration the nature of the Sponsor's particular business operations, to prevent employees from engaging in fraudulent or manipulative conduct.

B.    Definitions

      For purposes of this Code:

      1.     Access Person means:

                  (a) Any director, officer, general partner or Advisory Person of any of the UIT's Sponsors.

                        Note: If a Sponsor is primarily engaged in a business or businesses other than Sponsoring the UIT or advising other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the Sponsor who, with respect to the UIT, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made to the UIT.

                        A Sponsor is "primarily engaged in a business or businesses other than Sponsoring UITs or advising other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its

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                        organization, whichever is less, the Sponsor derived, on
                        an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

      2. Advisory Person means:

                  (a) Any employee of the UIT Sponsor (or of any company in a control relationship to the UIT Sponsor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the UIT, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

                  (b) Any natural person in a control relationship to the UIT Sponsor who obtains information concerning recommendations made with regard to the purchase or sale of Covered Securities by the UIT.

      3. Beneficial Ownership. For purposes of the Code, beneficial ownership is interpreted in the same manner as it would be under Rule 16a_1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is the beneficial owner of a security for purposes of
      Section 16 of the Exchange Act and the rules and regulations thereunder.

      4. Control has the same meaning as in Section 2(a)(9) of the 1940 Act.

      5. Covered Security means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

            (a)   Direct obligations of the Government of the United States;

            (b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            (c)   Shares issued by open-end funds.


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      6. Fund means any investment company registered under the 1940 Act.

      7. An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the "Securities Act") (other than securities issued by an open-end management company or units issued by a unit investment trust registered under the Investment Company Act of
      1940), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

      8. Investment Personnel of a UIT Sponsor means:

            (a) Any employee of the UIT Sponsor (or of any company in a control relationship to the UIT Sponsor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the UIT.

            (b) Any natural person who controls the UIT Sponsor and who obtains information concerning recommendations made regarding the purchase or sale of securities by the UIT.

      9. A Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

      10. Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

      11. Security Held or to be Acquired by a UIT means:

            (a)   Any Covered Security which, within the most recent 15 days:

                  (1) Is or has been held by the UIT; or

                  (2) Is being or has been considered by the UIT or its Sponsor for purchase by the UIT; and

            (b) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in Section B.11.(a) of the Code.


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C.    Unlawful Actions - Generally

      It is unlawful for any affiliated person of any UIT Sponsor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the UIT:

      1. To employ any device, scheme or artifice to defraud the UIT;

      2. To make any untrue statement of a material fact to the UIT or omit to state a material fact necessary in order to make the statements made to the UIT, in light of the circumstances under which they are made, not misleading;

      3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the UIT; or

      4. To engage in any manipulative practice with respect to the UIT.

D.    Requirements

      1. Code of Ethics Adoption and Approval.

            (a) Each UIT Sponsor must adopt a written code of ethics containing the provisions set forth in this Code, as well as any other provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by Section C of this Code.

            (b) Each UIT Sponsor must approve its own code of ethics and any material change to that code of ethics within six months of the material change.

            (c) Each UIT Sponsor must approve this Code. Each UIT Sponsor must also approve any material change to this Code no later than six months after the incorporation of the material change.

2. Administration of Code of Ethics. Each Sponsor must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code and its own code of ethics.


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E.    Reporting Requirements of Access Persons

      1. Reports Required. Unless excepted by Section E.2. of this Code, every Access Person of a UIT Sponsor, must report to that Sponsor:

            (a) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

                  (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (iii) The date that the report is submitted by the Access Person.

            (b) Quarterly Transaction Reports. No later than 10 days after the end of every calendar quarter, the following information:

                  (i) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                        (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                        (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (3) The price of the Covered Security at which the transaction was effected;

                        (4) The name of the broker, dealer or bank with or through which the transaction was effected; and


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                        (5) The date that the report is submitted by the Access
                        Person.

                  (ii) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                        (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                        (2) The date the account was established; and

                        (3) The date that the report is submitted by the Access Person.

                  (c) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                        (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                        (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                        (iii) The date that the report is submitted by the Access Person.

      2. Exceptions from Reporting Requirements

                  (a) An Access Person to a UIT Sponsor need not make a report under Section E.1 of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

                  (b) An Access Person to a UIT Sponsor need not make a quarterly transaction report to the Sponsor under Section E.1.(b) of this Code if all the information in the report


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                  would duplicate information required to be recorded under Rule
                  204_2(a)(12) or Rule 204_2(a)(13) under the Investment
                  Advisers Act of 1940.

                  (c) An Access Person to a UIT Sponsor need not make a quarterly transaction report under paragraph E.1.(b) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Sponsor with respect to the Access Person in the time period required by Section E.1.(b), if all of the information required by that provision is contained in the broker trade confirmations or account statements, or in the records of the Sponsor.

            3. Review of Reports. Each UIT Sponsor to which reports are required to be made by Section E.1. of this Code must institute procedures by which appropriate management or compliance personnel review these reports.

            4. Notification of Reporting Obligation. Each UIT Sponsor to which reports are required to be made by Section E.1. of this Code must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

            5. Disclaimer of Beneficial Ownership. Any report required by Section E.1 of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

            6. Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of each UIT Sponsor must obtain approval from their respective Sponsor before directly or indirectly acquiring beneficial ownership in any securities issued in any Initial Public Offering or Limited Offering.

F.    Recordkeeping Requirements

      Each UIT Sponsor must, at its principal place of business, maintain records in the manner and to the extent set out in this Section F of the Code, and must make these records available for examination by the SEC:


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      1. The Code. A copy of each code of ethics for the Sponsor that is in effect, or at any time within the past five years was in effect, as well as a copy of this code and any version of this code in effect within the past five years, must be maintained in an easily accessible place;

      2. Code Violations. A record of any violation of the Sponsor's code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

      3. Access Person Reports. A copy of each report made by an Access Person as required by Section E.1. of the Code, including any information provided in lieu of the reports under Section E.2.(c) of the Code, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

      4. Reporting Persons and Reviewers. A record of all persons, currently or within the past five years, who are or were required to make reports under Section E.1. of the Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

      5. Transaction Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of any securities issued in an Initial Public Offering or a Limited Offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.


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